Exhibit 99

Network Equipment Technologies Announces Results for Q2 Fiscal 2007

12% Increase in Revenue Driven by Growth in Sales of VX Series Platform

Fremont, CA, October 25, 2006 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE:NWK), today reported its results for the second quarter of fiscal 2007.

Total revenue was $19.6 million, up from $17.4 million in the prior quarter and down from $21.6 million in the same period of the prior year. Product revenue was $17.2 million, up from $14.8 million in the prior quarter and down from $18.1 million in the same period of the prior year.

Net loss for the quarter was $2.4 million, or $0.10 per share, compared to a net loss of $3.7 million, or $0.15 per share in the prior quarter and a net loss of $5.7 million, or $0.23 per share for the same period of the prior year.

Cash and investment balances at the end of the quarter were $84.3 million, compared to $84.8 million at the end of the prior quarter and $94.6 million at the end of the second quarter of the prior year.

Total revenue for the six-month period ended September 29, 2006 was $37.0 million, compared to $40.0 million for the same period of fiscal 2006. Net loss for the six-month period was $6.1 million, or $0.25 per share, compared to net loss of $10.8 million, or $0.44 per share, for the same period of fiscal 2006.

“In the second quarter, we again saw sequential growth in product sales in the government sector,” commented C. Nicholas Keating, President and CEO. “The increase in revenue was driven by growth in sales of our VX Series platform, which accounted for more than one-third of product revenue in the quarter. The VX Series can now handle 100 secure voice calls, which has been a requirement for a number of key government customers.” Continued Keating, “As we pursue numerous development initiatives, we are also managing our expenses. Our cash balances at the end of the quarter declined only slightly from the prior quarter.”

Other recent highlights include:

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NET became a Microsoft Certified Partner earlier this month, which will aid the company as it aligns key elements of its business with Microsoft’s unified communications strategy. Also, Microsoft’s IT Group is continuing its deployment of our VX platform worldwide for their IP telephony network.

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In partnership with Bay Microsystems, the company neared completion of the first release of the NX5010 product. The NX5010 is a compact, scalable, 10 gigabit per second, multi-service aggregation and switching platform. As separately announced today, the company received an advanced initial order for multiple units of the NX5010 from the U.S. Naval Research Laboratory, conditioned upon the general availability of the product, which is expected shortly.

Conference Call Information:

The company will be hosting a conference call to discuss these results at 5:30 p.m. ET. The conference call will begin at 5:30 p.m. ET. Please dial (800) 295-3991 or (617) 614-3924 and provide conference ID# 57979240 to access the call. The conference call will also be broadcast from http://ir.net.com.

A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on November 1, 2006. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 46352857. The replay will also be available on the company's website for one year.

About Network Equipment Technologies, Inc.

Network Equipment Technologies, Inc. (NET) is a leading provider of multi-service network exchange solutions that enable flexible, cost-effective network evolution. A pioneer of the networking industry, NET has been delivering network exchange solutions to enterprise and government customers for more than 20 years.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements relating to revenue, expenses, cash balances, existing and potential strategic relationships, product development initiatives, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include the timing and budgeting of government telecommunications projects, our ability to commercialize new products and product enhancements, new competition and technological changes in the telecommunications industry, the performance of strategic partners regarding product and marketing activities, the timing of orders and satisfaction of conditions to recognize revenue, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

NX Series, NX5010, and VX Series are trademarks of Network Equipment Technologies, Inc.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Six Months Ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Revenue:
Product	$17,216	$18,138	$32,046	$32,852
Service and other	2,334	3,497	4,948	7,156
Total revenue	19,550	21,635	36,994	40,008
Costs of revenue:
Cost of product revenue	7,310	8,097	13,128	14,241
Cost of service and other revenue	2,421	3,087	4,794	6,340
Total cost of revenue	9,731	11,184	17,922	20,581
Gross margin	9,819	10,451	19,072	19,427
Operating expenses:
Sales and marketing	4,246	6,515	8,880	13,166
Research and development	5,302	6,049	10,703	11,771
General and administrative	3,004	2,758	6,269	4,987
Restructuring costs	3	1,981	1	1,915
Total operating expenses	12,555	17,303	25,853	31,839
Loss from operations	(2,736)	(6,852)	(6,781)	(12,412)
Other income (expense), net	(69)	33	(70)	58
Interest income, net	403	207	747	350
Loss before taxes	(2,402)	(6,612)	(6,104)	(12,004)
Income tax expense (benefit)	4	(890)	6	(1,181)
Net loss	$(2,406)	$(5,722)	$(6,110)	$(10,823)
Per share data:
Net loss:
Basic	$(0.10)	$(0.23)	$(0.25)	$(0.44)
Diluted	$(0.10)	$(0.23)	$(0.25)	$(0.44)
Common and common equivalent shares:
Basic	24,848	24,624	24,840	24,742
Diluted	24,848	24,624	24,840	24,742

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 29, 2006	March 31, 2006
Assets
Cash and investments	$84,251	$86,221
Accounts receivable, net	12,102	9,705
Inventories	9,976	12,229
Prepaid expenses and other assets	3,174	3,407
Total current assets	109,503	111,562

Property and equipment, net	18,352	20,749
Other assets	4,603	4,367
Total assets	$132,458	$136,678
Liabilities and Stockholders' Equity
Accounts payable	$7,367	$6,061
Other current liabilities	12,129	13,092
Total current liabilities	19,496	19,153

Long term liabilities	821	673
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	87,435	92,146
Total liabilities and stockholders’ equity	$132,458	$136,678